INFORMATION

FOR IMMEDIATE RELEASE

RANDALL C. SPAK RESIGNS
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF LANE FURNITURE INDUSTRIES, INC.

St. Louis, Missouri, July 21, 2005 – W.G. (Mickey) Holliman, Chairman and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced that he has accepted the resignation of Randall C. Spak as President and Chief Executive Officer of Lane Furniture Industries, Inc., a subsidiary of Furniture Brands.

Mr. Holliman commented that the separation was by mutual agreement. Mr. Spak will remain on the company’s payroll pursuant to a previously-announced employment agreement, but he has relinquished his day-to-day responsibilities.

John T. (Tom) Foy, President and Chief Operating Officer of Furniture Brands will oversee the day-to-day operations at Lane on an interim basis. Mr. Holliman said: “Before undertaking his current role at Furniture Brands, Tom served in various management capacities at Lane since 1985, serving as its President and Chief Executive Officer from 1996 to 2004. Tom has the proven ability to generate outstanding sales growth and earnings performance at Lane, and I know the company will benefit from his renewed oversight.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.